Form 3 — Joint Filer Information
Exhibit 99-6

Name:	MetLife Insurance Company of Connecticut*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise Energy Infrastructure Corporation (“TYG”)
Date of Event Requiring Statement:	May 12, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Associate General Counsel
*MetLife Insurance Company of Connecticut as direct owner/purchaser of $2,500,000 Floating Rate Senior Note, Series H, Due May 12, 2014 by Metropolitan Life Insurance Company, the investment manager.